EXHIBIT 21
                                  SUBSIDIARIES

         NAME                        STATE OF INCORPORATION
         ----                        ----------------------
Discus of Cottage Grove, Inc.              Minnesota
Beaneries of the Midwest, Inc.             Minnesota
Peerless Chain Company                     Minnesota
Peerless Chain of Iowa Inc.                Iowa